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                                                                    Exhibit 10.2

                                  July 1, 2000


PERSONAL AND CONFIDENTIAL
-------------------------


William R. Crowell
c/o Microtest, Inc.
4747 North 22nd Street
Phoenix, AZ  85016-4708

                           CHANGE OF CONTROL AGREEMENT

Dear Bill:

                  Our Board of Directors believes that it is in the best interests of Microtest, Inc. ("Microtest") and its shareholders to take appropriate steps to allay any concerns you may have about your future employment opportunities with Microtest and its subsidiaries (Microtest and its subsidiaries are collectively referred to as the "Company"). As a result, the Board has decided to offer to you the special package of benefits described below.

                  Please bear in mind that these benefits are being offered only to a few selected employees and we accordingly ask that you refrain from discussing this special program with others. Also, please note that the special benefits package described below will only be effective if you sign the extra copy of this Change of Control Agreement (the "Agreement") which is enclosed and return it to me on or before September 1, 2000. This Agreement supersedes any such agreements entered into previously by you and Microtest, whether written or oral.

                  1. TERM OF AGREEMENT.

                  This Agreement is effective immediately and will continue in effect as long as you are actively employed by the Company, unless you and Microtest agree in writing to its termination.

                  2. SEVERANCE PAYMENT.

                  If your employment with the Company is terminated without "Cause" (as defined in Section 7) within two years following a Change of
Control, you will receive the "Severance Payment" described below. The Severance Payment also will be payable if you elect to terminate your employment for any or no reason within two years following a Change of Control.
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Mr. William R. Crowell
July 1, 2000
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                  The "Severance Payment" is a lump sum payment equal to the sum of: (a) 100% of your annualized base salary as of the day on which the Change of Control occurs; plus (b) 100% of an amount equal to the average incentive compensation paid or payable to you during, or for, the prior two calendar years immediately preceding the calendar year in which the Change of Control occurs.

                  The Severance Payment will be paid in one lump sum within five days following your termination of employment.

                  The Severance Payment will not be payable if your employment is terminated for Cause, or if your employment is terminated by reason of your "Disability" (as defined in Section 9(d)) or your death. In addition, the Severance Payment will not be payable if your employment is terminated by you or the Company for any or no reason before a Change of Control occurs or more than two years after a Change of Control has occurred.

                  In order to receive the Severance Payment, you must execute any release reasonably requested by Microtest of claims that you may have pursuant to this Agreement (but not any other claims).

                  The Severance Payment will be payable without regard to whether you look for or obtain alternative employment following your termination of employment with the Company.

                  3. ACCELERATION OF OR PAYMENT FOR OPTIONS.

                  Except as otherwise noted below, if an agreement is entered into that will result in a Change of Control, before the Change of Control occurs the Compensation Committee of the Board (the "Committee") will accelerate the exercisability of any options you hold to acquire Company stock pursuant to their terms, that are not yet exercisable (the "Existing Options").

                  The Committee will not be obligated to accelerate the exercisability of Existing Options (although it may if it so chooses) if any party to the agreement expressly indicates, in a writing addressed to the Committee, that it intends to use pooling of interest accounting for all or any part of the transaction and the Committee, based on the advice of its advisors, concludes (a) that pooling of interests accounting is available to such party for all or any portion of the transaction, and (b) that the availability of pooling of interests accounting will be jeopardized if the Committee accelerates the exercisability of the Existing Options.

                  If you are employed by the Company on the day on which a Change of Control occurs and at that time you hold any Existing Options that are not accelerated pursuant to the preceding paragraphs, you may be entitled to receive a special "Option Payment."

                  The Option Payment will only be payable if all of the following conditions are met: (a) you are employed by the Company on the day on which the Change of Control occurs; (b) the exercisability of the Existing Options is not accelerated by action of the Committee or otherwise on a basis that allows you to exercise your options prior to the Change of Control; (c)
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Mr. William R. Crowell
July 1, 2000
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the Existing Options are not replaced by other options on the stock of the acquirer (the "Replacement Options"), which the Committee, as constituted immediately prior to the Change of Control, in its discretion, determines to be comparable; and (d) Microtest does not continue as a publicly held corporation required to be registered pursuant to the provisions of the Securities Exchange Act of 1934 (the "Act") following the Change of Control, or if Microtest does continue as a registered publicly held corporation, the Committee, as constituted immediately prior to the Change of Control, determines, in its discretion, that Microtest has undergone a fundamental change such that the value of the Existing Options after the Change of Control is less than 75% of the value of the Existing Options prior to the Change of Control.

                  While the Committee has the discretion to determine whether Replacement Options are "comparable" to Existing Options for purposes of clause
(c) of the preceding paragraph, it may not consider Replacement Options to be comparable to Existing Options unless, at a minimum, the Replacement Options are exercisable as rapidly as the Existing Options and the Replacement Options are structured to preserve the aggregate positive spread between the aggregate exercise price for the Existing Options and the aggregate "Deal Value" of the Microtest stock subject to the Existing Options.

                  For purposes of this Section, the "Deal Value" of the Microtest stock is the value placed on the Microtest stock by the parties for purposes of the transaction that results in the Change of Control. If no single transaction results in the Change of Control, or if the parties to such transaction do not expressly agree to a value to be assigned to the Microtest stock for purposes of such transaction, the Deal Value of the Microtest stock shall be the value that the Committee determines to be the inherent value of the Microtest stock as of the date on which the Change of Control occurs.

                  For purposes of clause (d) of the fourth paragraph of this Section, the Committee may use any option pricing model it chooses to compare the value of the Existing Options before and after the Change of Control.

                  The Option Payment for each share of stock subject to an Existing Option will be an amount equal to the Deal Value of the Microtest stock less the option price for such share as designated in the relevant option agreement.

                  The Option Payment for all shares subject to an Existing Option shall be paid in one lump sum within 30 days following the occurrence of the last event that entitles you to receive the Option Payment. Any option for which an Option Payment is made will be automatically cancelled upon payment of the Option Payment.

                  The Option Payment will be made only for "Existing Options." As a result, no Option Payment will be made with respect to an option that is exercisable prior to the day on which the Change of Control occurs, since the term "Existing Option" does not include exercisable options.
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Mr. William R. Crowell
July 1, 2000
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                  Any determinations made in good faith by the Committee for purposes of this Agreement shall be final and binding on all parties.

                  4. BENEFITS CONTINUATION.

                  If your employment is terminated by the Company without Cause, or if you elect to terminate your employment with the Company for any or no reason, within two years following a Change of Control, you will continue to receive life, disability, accident and group health insurance benefits, and other payments (e.g. allowances and other payments) substantially similar to those which you were receiving immediately prior to your termination of employment for a period of twenty-four (24) months following your termination of employment. Such benefits shall be provided on substantially the same terms and conditions as they were provided prior to the Change of Control.

                  Benefits otherwise receivable pursuant to this Section also shall be reduced or eliminated if and to the extent that you receive comparable benefits from any other source (for example, another employer).

                  5. INCENTIVE COMPENSATION.

                  If you are employed by the Company on the day on which a Change of Control occurs, the incentive compensation to which you will be entitled for the calendar year in which the Change of Control occurs will equal at least the "Minimum Incentive Compensation Amount." The "Minimum Incentive Compensation Amount" will equal the incentive compensation to which you would have been entitled if the year were to end on the day on which the Change of Control occurs, based upon performance up to that date. In measuring financial performance, financial results through the date of the Change of Control will be annualized.

                  6. CHANGE OF CONTROL DEFINED.

                  For purposes of this Agreement, the term Change of Control shall mean and include any one or more of the following:

                           (1) there shall be consummated any consolidation or
                  merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger

                           (2) there shall be consummated any sale, lease,
                  exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of the Company and its subsidiaries (taken as a whole);
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Mr. William R. Crowell
July 1, 2000
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                           (3) the shareholders of the Company shall approve any
                  plan or proposal for liquidation or dissolution of the Company;

                           (4) any person (as such term is used in Section 13(d)
                  and 14(d)(2) of the Exchange Act), other than any employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Company's outstanding Stock or any beneficial owner of 20% or more of the Company's outstanding Stock as of the Effective Date of this Agreement shall become the beneficial owner of 50% or more of the Company's outstanding Stock; or

                           (5) during any period of two consecutive years,
                  individuals who at the beginning of such period shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                  7. CAUSE DEFINED.

                  For purposes of this Agreement, the term "Cause" shall be limited to discharge resulting from a determination by the Board, in its reasonable and good faith discretion, that you (a) have been convicted of a felony involving moral turpitude; (b) have repeatedly failed or refused, after written notice from the Company, in a material respect to follow reasonable policies or directives established by the Company, (c) have willfully and persistently failed, after written notice from the Company, to attend to material duties or obligations imposed upon you by confidentiality, employment or engagement agreements executed with the Company, (d) have performed an act or failed to act, which if you were prosecuted and convicted, would constitute a felony involving $1,000 or more of money or property of the Company.

                  8. ADDITIONAL PAYMENT.

                  If the present value of any "parachute payment" made to you under this Agreement (together with payments under any other agreement) would cause the payment to be characterized as an "excess parachute payment" as such terms are defined in Section 280G of the Internal Revenue Code ("Code), the Company shall make an additional payment to you in an amount equal to the excise tax you are required to pay under Section 4999 of the Code plus any additional income tax liability resulting from such payment.

                  9. TERMINATION NOTICE AND PROCEDURE.

                  Any termination by the Company or you of your employment shall be communicated by written Notice of Termination to you if such Notice of Termination is
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Mr. William R. Crowell
July 1, 2000
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delivered by the Company and to the Company if such Notice of Termination is delivered by you, all in accordance with the following procedures:

                  (a) The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

                  (b) Any Notice of Termination by the Company shall be in writing signed by the Chairman of the Board of Microtest, specifying in detail the basis for such termination.

                  (c) If the Company shall furnish a Notice of Termination for Cause and you in good faith notify the Company that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that (i) Cause did exist, your "Termination Date" shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 16 or (B) the date of your death, or
(ii) Cause did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.

                  (d) If the Company shall furnish a Notice of Termination by reason of Disability and you in good faith notify the Company that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you may elect to continue your employment during such dispute. The dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by Microtest; provided, however, that if you do not accept the opinion of the licensed physician selected by Microtest, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if Microtest does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by Microtest and you, respectively. If it is thereafter determined that (i) a Disability did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is resolved or (B) the date of your death, or (ii) a Disability did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice. For purposes of this Agreement, "Disability" shall be given the meaning ascribed to such term in your Employment Agreement at the time the Disability determination is being made. If there is no Employment Agreement that defines "Disability," "Disability" shall mean your inability to perform your customary duties for the Company due to a physical or mental condition that is considered to be of long-lasting or indefinite duration.

                  (e) If you do not elect to continue employment pending resolution of a dispute regarding a Notice of Termination by the Company and it is finally determined that the reason for termination set forth in such Notice of Termination did not exist, the Company will be deemed to have terminated you other than by reason of Disability or Cause.
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Mr. William R. Crowell
July 1, 2000
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                  (f) For purposes of this Agreement, a transfer from Microtest to one of its subsidiaries or a transfer from a subsidiary to Microtest or another subsidiary shall not be treated as a termination of employment.

                  10. SUCCESSORS.

                  Microtest will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Microtest or any of its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Microtest or any subsidiary would be required to perform it if no such succession had taken place. Failure of Microtest to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation in the same amount and on the same terms to which you would be entitled hereunder if you elect to terminate your employment following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, "Microtest" shall mean Microtest as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

                  11. BINDING AGREEMENT.

                  This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                  12. NOTICE.

                  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Microtest shall be directed to the attention of the Chairman of the Board of Microtest with a copy to the Secretary of Microtest, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  13. MISCELLANEOUS.

                  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Board of Microtest. No waiver by either party hereto at any time of any breach
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Mr. William R. Crowell
July 1, 2000
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by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to its conflicts of law principles. All references to sections of the Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.

                  14. VALIDITY.

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  15. COUNTERPARTS.

                  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  16. ALTERNATIVE DISPUTE RESOLUTION.

                  All claims, disputes and other matters in question between the parties arising under this Agreement shall, unless otherwise provided herein (such as in Sections 8 and 9(d)), be decided by arbitration in Phoenix, Arizona, in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association (including such procedures governing selection of the specific arbitrator or arbitrators), unless the parties mutually agree otherwise. The Company shall pay the costs of any such arbitration. The award by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any state or Federal court having jurisdiction thereof.

                  17. EXPENSES AND INTEREST.

                  If a good faith dispute shall arise with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, and you are the prevailing party, you shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by you calculated at the rate of interest announced by the Wall Street Journal from time to time as its prime rate from the date that payments to you should have been made under this Agreement. It is expressly provided that
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Mr. William R. Crowell
July 1, 2000
Page 9


the Company shall in no event recover from you any attorneys' fees, costs, disbursements or interest as a result of any dispute or legal proceeding involving the Company and you.

                  18. PAYMENT OBLIGATIONS ABSOLUTE.

                  Microtest's obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances; provided, however, that Microtest may apply amounts payable under this Agreement to any debts owed to Microtest by you on your Termination Date. All amounts payable by Microtest in accordance with this Agreement shall be paid without notice or demand. If Microtest has paid you more than the amount to which you are entitled under this Agreement, Microtest shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.

                  19. ENTIRE AGREEMENT.

                  This Agreement sets forth the entire agreement between you and the Company concerning the subject matter discussed in this Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether written or oral, by any officer, employee or representative of the Company. Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and cancelled.

                  20. DEFERRAL OF PAYMENTS.

                  To the extent that any payment under this Agreement, when combined with all other payments received during the year that are subject to the limitations on deductibility under Section 162(m) of the Code, exceeds the limitations on deductibility under Section 162(m) of the Code, such payment shall, in the discretion of Microtest, be deferred to the next succeeding calendar year. Such deferred amounts shall be paid no later than the 60th day after the end of such next succeeding calendar year, provided that such payment, when combined with any other payments subject to the Section 162(m) limitations received during the year, does not exceed the limitations on deductibility under
Section 162(m) of the Code. Interest shall be paid on deferred amounts at the rate of interest announced by the Wall Street Journal from time to time as its prime rate from the date that the payments to you would have been made if not deferred until such payments are actually received.

                  21. PARTIES.

                  This Agreement is an agreement between you and Microtest. In certain cases though, obligations imposed upon Microtest may be satisfied by a Microtest subsidiary. Any payment made or action taken by a Microtest subsidiary shall be considered to be a payment made or action taken by Microtest for purposes of determining whether Microtest has satisfied its obligations under this Agreement.
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Mr. William R. Crowell
July 1, 2000
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                  If you would like to participate in this special benefits
program, please sign and return the extra copy of this letter which is enclosed.

                                        Sincerely,

                                        MICROTEST, INC.


                                        By:       /s/ Kent Mueller
                                          --------------------------------------
                                        Its:     Chairman of the Board


Enclosure
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Mr. William R. Crowell
July 1, 2000
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                                   ACCEPTANCE



         I hereby accept the offer to participate in this special benefit program, and I agree to be bound by all of the provisions noted above.



                                          /s/ William R. Crowell
                                          ----------------------